                                File No. 70-8925

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                 -----------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 8
                                       TO
                                    FORM U-1

                             APPLICATION-DECLARATION
              UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ------------------------------------------------

                              COLUMBIA ENERGY GROUP
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            COLUMBIA LNG CORPORATION
                                CLNG CORPORATION
                      COLUMBIA ATLANTIC TRADING CORPORATION
                      COLUMBIA ENERGY SERVICES CORPORATION
                   COLUMBIA ENERGY POWER MARKETING CORPORATION
                      COLUMBIA ENERGY MARKETING CORPORATION
                             ENERGY.COM CORPORATION
                         COLUMBIA SERVICE PARTNERS, INC.
                         COLUMBIA ASSURANCE AGENCY, INC.
                      COLUMBIA DEEP WATER SERVICES COMPANY
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                          COLUMBIA ELECTRIC CORPORATION
                    COLUMBIA ENERGY GROUP CAPITAL CORPORATION
                         TRISTAR GAS TECHNOLOGIES, INC.
                       TRISTAR PEDRICK LIMITED CORPORATION
                       TRISTAR PEDRICK GENERAL CORPORATION
                     TRISTAR BINGHAMTON LIMITED CORPORATION
                     TRISTAR BINGHAMTON GENERAL CORPORATION
                      TRISTAR VINELAND LIMITED CORPORATION
                      TRISTAR VINELAND GENERAL CORPORATION
                       TRISTAR RUMFORD LIMITED CORPORATION
                     TRISTAR GEORGETOWN GENERAL CORPORATION
                     TRISTAR GEORGETOWN LIMITED CORPORATION
                         TRISTAR FUEL CELLS CORPORATION
                              TVC NINE CORPORATION

                               TVC TEN CORPORATION
                              TRISTAR SYSTEM, INC.
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                        COLUMBIA NATURAL RESOURCES, INC.
                                  ALAMCO, INC.
                             ALAMCO - DELAWARE, INC.
                          HAWG HAULING & DISPOSAL, INC.
                         PHOENIX-ALAMCO VENTURES, L.L.C.
                              CLARKSBURG GAS, L.P.
                     COLUMBIA NATURAL RESOURCES CANADA, LTD.
                             900 Pennsylvania Avenue
                              Charleston, WV 25302

                      COLUMBIA GAS TRANSMISSION CORPORATION
                             12801 FairLakes Parkway
                             Fairfax, VA 22030-0146

                       COLUMBIA GULF TRANSMISSION COMPANY
                             2603 Augusta, Suite 125
                                Houston, TX 77057

                      COLUMBIA NETWORK SERVICES CORPORATION
                               CNS MICROWAVE, INC.
                                1600 Dublin Road
                             Columbus, OH 43215-1082

                          COLUMBIA PROPANE CORPORATION
                        9200 Arboretum Parkway, Suite 140
                               Richmond, VA 23236

                         COLUMBIA GAS OF KENTUCKY, INC.
                           COLUMBIA GAS OF OHIO, INC.
                         COLUMBIA GAS OF MARYLAND, INC.
                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                         COLUMBIA GAS OF VIRGINIA, INC.
                             200 Civic Center Drive
                               Columbus, OH 43215
        -----------------------------------------------------------------
              (Names of company or companies filing this statement
                  and addresses of principal executive offices)

                              COLUMBIA ENERGY GROUP

  -----------------------------------------------------------------------------
                (Name of top registered holding company parent of
                          each applicant or declarant)

                           J. W. Trost, Vice President
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                         TRISTAR GAS TECHNOLOGIES, INC.
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
                    -----------------------------------------
                     (Name and address of agent for service)

          Names and Addresses of Subsidiary Company Agents for Service:

                       M. A. CHANDLER, Vice President and
                             Chief Financial Officer
                        Columbia Natural Resources, Inc.
                                  Alamco, Inc.
                              Alamco-Delaware, Inc.
                          Hawg Hauling & Disposal, Inc.
                         Phoenix-Alamco Ventures, L.L.C.
                              Clarksburg Gas, L.P.
                     Columbia Natural Resources Canada, Ltd.
                             900 Pennsylvania Avenue
                              Charleston, WV 25302

                             D. P. DETAR, Treasurer
                          Columbia Electric Corporation
                       TriStar Pedrick Limited Corporation
                       TriStar Pedrick General Corporation
                     TriStar Binghamton Limited Corporation
                     TriStar Binghamton General Corporation
                      TriStar Vineland Limited Corporation
                      TriStar Vineland General Corporation
                       TriStar Rumford Limited Corporation
                     TriStar Georgetown Limited Corporation
                     TriStar Georgetown General Corporation
                         TriStar Fuel Cells Corporation
                              TVC Nine Corporation
                               TVC Ten Corporation
                              TriStar System, Inc.
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                            S. T. MACQUEEN, Treasurer
                            Columbia LNG Corporation
                                CLNG Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

              D. R. McClure, Treasurer and Chief Financial Officer
                      Columbia Energy Services Corporation
                      Columbia Energy Marketing Corporation
                         Columbia Assurance Agency, Inc.
                   Columbia Energy Power Marketing Corporation
                             Energy.com Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                          R. Lawler, Vice President and
                                Retail Controller
                         Columbia Service Partners, Inc.
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                            P. R. ALDRIDGE, President
                      Columbia Deep Water Services Company
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                            J. W. GROSSMAN, Treasurer
                    Columbia Energy Group Capital Corporation
                      Columbia Atlantic Trading Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                             S. M. NORDIN, Treasurer
                          Columbia Propane Corporation
                         9200 Arboretum Parkway, Ste 140
                               Richmond, VA 23236

                     G. A. BARNARD, Treasurer and Controller
                      Columbia Gas Transmission Corporation
                       Columbia Gulf Transmission Company
                           1700 MacCorkle Avenue, S.E.
                              Charleston, WV 25314

                              D. FURLANO, Treasurer
                      Columbia Network Services Corporation
                               CNS Microwave, Inc.
                                1600 Dublin Road
                             Columbus, OH 43215-1082

                      A. J. SONDERMAN, Corporate Secretary
                         Columbia Gas of Kentucky, Inc.
                           Columbia Gas of Ohio, Inc.
                         Columbia Gas of Maryland, Inc.
                       Columbia Gas of Pennsylvania, Inc.
                         Columbia Gas of Virginia, Inc.
                             200 Civic Center Drive
                               Columbus, OH 43215
 ------------------------------------------------------------------------------
                (Names and Addresses of Other Agents for Service)

         Columbia Energy Group ("Columbia"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), and its subsidiary companies (collectively, the "Columbia Group" or "Group"), hereby submit for filing this Post-Effective Amendment No. 8 in File No. 70-8925.

ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION

         (a) Furnish a reasonably detailed and precise description of the proposed transaction, including a statement of the reasons why it is desired to consummate the transaction and the anticipated effect thereof. If the transaction is part of a general program, describe the program and its relation to the proposed transaction.

         The Columbia Group is seeking the flexibility to obtain a release of jurisdiction over Money Pool participation by all existing and to-be-formed subsidiary companies of Columbia (the "Subsidiaries"), subject to the condition that Columbia guarantee the repayment of any borrowings by such non-rate-regulated participants in the Money Pool.

         By order dated December 23, 1996 in File No. 70-8925 (Holding Co. Act Release No. 26634) (the "Omnibus Financing Order"), Columbia was authorized to engage in a wide range of financing transactions through December 31, 2001, subject to certain conditions and parameters. Among other things, the Omnibus Financing Order authorized continuation of the Money Pool through December 31, 2001 but reserved jurisdiction over Money Pool participation by new direct or indirect subsidiaries engaged in new lines of business. The Money Pool authorization was subsequently extended through December 31, 2003. Holding Co. Act Release No. 26798 (Dec. 22, 1997). From time to time, Columbia has filed applications, and received authorization, to add new companies to the Money Pool. See, e.g., Columbia Energy Group, Holding Co. Act Release No. 26860 (April 17, 1998) (authorizing Columbia Deep Water Services Company to the Money Pool).

         It is Columbia's understanding that the continuing reservation of jurisdiction reflects concern on the part of the Commission staff that public-utility subsidiaries of a registered holding company not be harmed by participation in the Group money pool. The staff's concerns appear to focus on two issues: a perception of increased risk as a result of participation by certain nonutility companies and statutory prohibitions on utility financings of foreign utility company ("FUCO") and exempt telecommunications company ("ETC") activity. The response to date has been simply to exclude certain companies from the Columbia Group Money Pool and to require case-by-case approval of the participation of others. The problem with this process, from the company's perspective, is that it is unwieldy, potentially requiring a separate filing for each new subsidiary, and time-consuming.

         While Columbia will continue to seek authorization by order, where appropriate, it is seeking the flexibility to add new companies to the Money Pool. To that end, Columbia believes that the staff's concerns can be addressed by means of a parent guarantee of the borrowings of non-rate-regulated companies that are not currently members of the Money Pool. From the staff's perspective, the guarantee will ensure that the Group utilities are not affected if, for some reason, a new non-rate-regulated company is unable to repay its borrowings from the Money Pool.

         Further, this arrangement will also satisfy the statutory restrictions on utility financings for the purposes of acquiring or financing FUCOs or ETCs.
Section 33(f) of the Act provides that:

                  No public utility company that is subject to the jurisdiction of a State commission with respect to its retail electric or gas rates shall issue any security for the purpose of financing the acquisition, or the purposes of financing the ownership or operation, of a foreign utility company, nor shall any such public utility company assume any obligation or liability as guarantor, endorser, surety, or otherwise in respect of any security of a foreign utility company.

Section 34(g) states that:

                  Any public utility company that is an associate company, or an affiliate of a registered holding company and that is subject to the jurisdiction of a State commission with respect to its retail electric or gas rates shall not issue any security for the purpose of financing the acquisition, ownership, or operation of an exempt telecommunications company. Any public utility company that is an associate company, or an affiliate, of a registered holding company and that is subject to the jurisdiction of a State commission with respect to its retail electric or gas rates shall not assume any obligation or liability as guarantor, endorser, surety, or otherwise by the public utility company in respect of any security of an exempt telecommunications company.

The question appears to be whether a public utility company, by depositing funds in the Money Pool, is thereby assuming "any obligation as guarantor, endorser, surety, or otherwise" in respect of the borrowings by its associate company. The guarantee ensures that Columbia -- and not the other Subsidiaries -- stands behind Money Pool borrowings. In the unlikely event that an associate would default on its Money Pool borrowings, Columbia would be responsible for the repayment of those funds to the pool. As a result, the Group public utility companies would not be deemed to assume any obligation in respect of borrowings by an associate company.

         It must be noted that there has never been a default in Money Pool borrowings -- in part, because internal guidelines limit the amount of borrowings by each respective Subsidiary. In this regard, as a matter of corporate governance, the Money Pool is a means of imposing financial discipline on the Subsidiaries. Nonetheless, Columbia recognizes the staff's concerns and so proposes that the Commission release jurisdiction over Money Pool participation by all existing and newly-formed Subsidiaries that are not currently members of the Money Pool, where Columbia undertakes to guarantee the Money Pool obligations of those Subsidiaries. Again, where appropriate, Columbia will seek authorization by order to add certain Subsidiaries to the Money Pool, without the need for a parent-level guarantee.

                                    * * * * *

         Rule 24(c)(1), in pertinent part, provides that, unless otherwise designated in an application or declaration, every order is subject to a requirement that the transaction proposed be carried out within 60 days of the date of such order. As a practical matter, the failure to designate an alternative period has lead to a number of lapsed orders in the past, necessitating the filing of post-effective amendments and the issuance of supplemental orders. To avoid this situation in the future, Columbia hereby designates a period from the date of the order in this matter to the expiration of the authority under this order as the period in which it will carry out transactions authorized in this order, or previously authorized by Commission order, in accordance with the terms and conditions of, and for the purposes as authorized by the relevant orders.

                                   * * * * *

         The conditions of Rule 54 are satisfied: At present, Columbia has no "aggregate investment" within the meaning of Rule 53(a)(1)(i) in exempt wholesale generators or foreign utility companies. None of the disabling conditions under Rule 53(b) exist with respect to Columbia and so Rule 53(c) is inapplicable.

         (b) Describe briefly, and where practicable state the approximate amount of, any material interest in the proposed transaction, direct or indirect, of any associate or affiliate of the applicant or declarant company or any affiliate of any such associate company.

         Not applicable.

         (c) If the proposed transaction involves the acquisition of securities not issued by a registered holding company or subsidiary thereof, describe briefly the business and property, present or proposed, of the issuer of such securities.

         Not applicable.

         (d) If the proposed transaction involves the acquisition or disposition of assets, describe briefly such assets, setting forth original cost, vendor's book cost (including the basis of determination) and applicable valuation and qualifying reserves.

         Not applicable.

ITEM 2. FEES, COMMISSIONS AND EXPENSES

         (a) State (1) the fees, commissions and expenses paid or incurred, or to be paid or incurred, directly or indirectly, in connection with the proposed transaction by the applicant or declarant or any associate company thereof, and
(2) if the proposed transaction involves the sale of securities at competitive bidding, the fees and expenses to be paid to counsel selected by applicant or declarant to act for the successful bidder.

Legal fees in connection with the preparation of the Application-
 Declaration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               $7,500.00
                                                                                                 ---------
Total. . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . .                $7,500.00
                                                                                                 ---------

         (b) If any person to whom fees or commissions have been or are to be paid in connection with the proposed transaction is an associate company or an affiliate of the applicant or declarant, or is an affiliate of an associate company, set forth the facts with respect thereto.

         The Columbia Energy Group Service Corporation will render certain legal services at cost.

ITEM 3. APPLICABLE STATUTORY PROVISIONS

         (a) State the section of the Act and the rules thereunder believed to be applicable to the proposed transaction. If any section or rule would be applicable in the absence of a specific exemption, state the basis of exemption.

         The requested release of jurisdiction over Money Pool Participation is subject to Sections 6, 7, 9, 10 and 12 of the Act and rules thereunder.

         (b) If an applicant is not a registered holding company or a subsidiary thereof, state the name of each public utility company of which it is an affiliate, or of which it will become an affiliate as a result of the proposed transaction, and the reasons why it is or will become such an affiliate.

         Not applicable.

ITEM 4. REGULATORY APPROVAL

         (a) State the nature and extent of the jurisdiction of any State commission or any Federal commission (other than the U. S. Securities and Exchange Commission) over the proposed transaction.

         Not applicable.

         (b) Describe the action taken or proposed to be taken before any commission named in answer to paragraph (a) of this item in connection with the proposed transaction.

         Not applicable.

ITEM 5. PROCEDURE

         (a) State the date when Commission action is requested. If the date is less than 40 days from the date of the original filing, set forth the reasons for acceleration.

         It is requested that the Commission issue its Notice by September 15, 1998 and its order on or before October 31, 1998.

         (b) State (i) whether there should be a recommended decision by a hearing officer, (ii) whether there should be a recommended decision by any other responsible officer of the Commission, (iii) whether the Division of Investment Management may assist in the preparation of the Commission's decision, and (iv) whether there should be a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

         Applicants hereby (i) waive a recommended decision by a hearing officer, (ii) waive a recommended decision by any other responsible officer or the Commission, (iii) consent that the Division of Investment Management may assist in the preparation of the Commission's decision, and (iv) waive a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS

         (a) Exhibits

         F Opinion of Counsel for Columbia and Subsidiaries (to be filed by Amendment).

         G Proposed Notice

ITEM 7. INFORMATION AS TO ENVIRONMENTAL EFFECTS

         (a) Describe briefly the environmental effects of the proposed transaction in terms of the standards set forth in Section 102(2)(C) of the National Environmental Policy Act [42 U.S.C. 4232(2)(C)]. If the response to this term is a negative statement as to the applicability of Section 102(2)(C) in connection with the proposed transaction, also briefly state the reasons for that response.

         The proposed transactions subject to the jurisdiction of this Commission have no environmental impact in and of themselves.

         (b) State whether any other federal agency has prepared or is preparing an environmental impact statement ("EIS") with respect to the proposed transaction. If any other federal agency has prepared or is preparing an EIS, state which agency or agencies and indicate the status of that EIS preparation.

         No federal agency has prepared or, to Columbia's knowledge, is preparing an EIS with respect to the proposed transaction.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

         The signatures of the applicants and of the persons signing on their behalf are restricted to the information contained in this application which is pertinent to the application of the respective companies.

         COLUMBIA ENERGY GROUP

DATE: September 2, 1998    by: //s//M. W. O'Donnell
                               ----------------------------------------------
                               M. W. O'Donnell, Senior Vice President
                               & Chief Financial Officer

                  COLUMBIA NATURAL RESOURCES, INC.
                  ALAMCO, INC.
                  ALAMCO-DELAWARE, INC.
                  HAWG HAULING & DISPOSAL, INC.

                  PHOENIX-ALAMCO VENTURES, L.L.C.

                  CLARKSBURG GAS, L.P.
                  COLUMBIA NATURAL RESOURCES CANADA, LTD.

DATE: August 26, 1998      by://s//M. A. Chandler
                              ----------------------------------------------
                              M. A. Chandler, Vice President and Chief Financial Officer

                  COLUMBIA DEEP WATER SERVICES COMPANY

DATE: September 2, 1998    by://s//P. R. Aldridge
                              ----------------------------------------------
                              P. R. Aldridge, President

                  COLUMBIA GAS OF KENTUCKY, INC.
                  COLUMBIA GAS OF OHIO, INC.
                  COLUMBIA GAS OF MARYLAND, INC.
                  COLUMBIA GAS OF PENNSYLVANIA, INC.
                  COLUMBIA GAS OF VIRGINIA, INC.
                  COLUMBIA NETWORK SERVICES CORPORATION
                  CNS MICROWAVE, INC.
                  COLUMBIA GULF TRANSMISSION COMPANY
                  COLUMBIA GAS TRANSMISSION CORPORATION
                  COLUMBIA PROPANE CORPORATION
                  COLUMBIA ENERGY GROUP SERVICE CORPORATION
                  COLUMBIA LNG CORPORATION
                  CLNG CORPORATION
                  COLUMBIA ATLANTIC TRADING CORPORATION
                  COLUMBIA ENERGY SERVICES CORPORATION
                  COLUMBIA ENERGY POWER MARKETING CORPORATION
                  COLUMBIA ENERGY MARKETING CORPORATION
                  ENERGY.COM CORPORATION
                  COLUMBIA SERVICE PARTNERS, INC.
                  COLUMBIA ASSURANCE AGENCY, INC.
                  COLUMBIA ENERGY GROUP CAPITAL CORPORATION
                  TRISTAR GAS TECHNOLOGIES, INC.
                  COLUMBIA ELECTRIC CORPORATION
                  TRISTAR PEDRICK LIMITED CORPORATION
                  TRISTAR PEDRICK GENERAL CORPORATION
                  TRISTAR BINGHAMTON LIMITED CORPORATION
                  TRISTAR BINGHAMTON GENERAL CORPORATION
                  TRISTAR VINELAND LIMITED CORPORATION
                  TRISTAR VINELAND GENERAL CORPORATION
                  TRISTAR RUMFORD LIMITED CORPORATION

                  TRISTAR GEORGETOWN GENERAL CORPORATION
                  TRISTAR GEORGETOWN LIMITED CORPORATION
                  TRISTAR FUEL CELLS CORPORATION
                  TVC NINE CORPORATION
                  TVC TEN CORPORATION
                  TRISTAR SYSTEM, INC.

DATE: August 31, 1998      by://s//J. W. Trost
                              ----------------------------------------------
                              J. W. Trost, Vice President

EXHIBIT G

SECURITIES AND EXCHANGE COMMISSION

(Release No.               )

______________, 1998

         Columbia Energy Group. ("Columbia"), 13880 Dulles Corner Lane, Herndon, VA 20171-4600, a Delaware Corporation, and a holding company registered with the
U. S. Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act" or Act"), and its subsidiary companies (collectively, "the Group") have filed a post-effective amendment in File No. 70-8925, seeking the flexibility to obtain a release of jurisdiction over participation in the Group Money Pool by newly-formed or acquired Group companies. Specifically, Columbia proposes to guarantee the borrowings from the Money Pool of new, non-rate-regulated Group companies, to the extent that Money Pool participation by such entities is not otherwise approved by Commission order.

         The filing and amendments thereto are available for public inspection through the commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by _________________, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the joint application-declaration, as filed or as it may be amended, may be permitted to become effective.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                                       Jonathan G. Katz
                                                           Secretary